Exhibit 3.2
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
MISSION PRODUCE, INC.
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Mission Produce, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
1.    The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding a new Article XII, which in its entirety shall state:
“ARTICLE XII
No officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article XII, or the adoption of any provision of the Restated Certificate inconsistent with this Article XII, shall not adversely affect any right or protection of an officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article XII to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.”
2.    The amendment described herein has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
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Exhibit 3.2
IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 11th day of April, 2024.

MISSION PRODUCE, INC.

By: /s/ Joanne C. Wu
Name: Joanne C. Wu
Title: General Counsel and Secretary